Exhibit 10.2
EXHIBIT 4
MICHAEL BAKER CORPORATION
Michael Baker Corporation Long-Term Incentive Plan
RESTRICTED STOCK AGREEMENT
     Michael Baker Corporation (the “Corporation”) and                     , a key employee (the “Grantee”) of the Corporation, in consideration of the covenants and agreements herein contained and intending to be legally bound hereby, agree as follows:
SECTION 1: Stock Award
     1.1 Award. Subject to the terms and conditions set forth in this Restricted Stock Agreement (this “Agreement”) and to the terms of the Michael Baker Corporation Long-Term Incentive Plan (the “Plan”), the Corporation hereby awards to the Grantee ___shares of the Corporation’s common stock, par value $1.00, (the “Common Stock”) on ___ (the “Grant Date”), subject to adjustment as provided in Section 8 of the Plan. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.
     1.2 Acceptance. The Grantee accepts the award confirmed hereby, and agrees to be bound by the terms and provisions of this Agreement and the Plan, as the Agreement and the Plan may be amended from time to time; provided, however, that no alteration, amendment, revocation or termination of this Agreement or the Plan shall, without the written consent of the Grantee, adversely affect the rights of the Grantee with respect to the award.
     1.3 Dividend Rights. During the period prior to vesting, the Grantee will have the right to receive dividends paid with respect to the Common Stock in cash, provided that the Grantee is employed by the Corporation on the dividend record date. In the event that the Grantee receives additional shares as an adjustment with respect to the award, such additional shares will be subject to the same restrictions as if granted under this Agreement as of the Grant Date. “Corporation,” when used herein with reference to employment of the Grantee, shall include any Affiliate of the Corporation.
SECTION 2: Restrictions on Transfer
     2.1 Nontransferable. No shares of Common Stock awarded hereunder or any interest therein may be sold, transferred, assigned, pledged or otherwise disposed of (any such action being hereinafter referred to as a “Disposition”) by the Grantee until such time as this restriction lapses with respect to such shares pursuant to Sections 3.1, 3.2 or 3.3 hereof, and any attempt to make such a Disposition shall be null and void and result in the immediate forfeiture and return to the Corporation without consideration of any shares of Common Stock as to which restrictions on Disposition shall at such time be in effect.
     2.2 Legend. The Grantee agrees that a restrictive legend in substantially the following form may be placed on the shares of Common Stock awarded hereunder:

     “The sale, transfer, assignment, pledge or other disposition of the shares represented hereby is subject to the restrictions set forth in the Michael Baker Corporation Long-Term Incentive Plan and in the Restricted Stock Agreement executed thereunder dated as of June 17, 2010, copies of each of which are available for inspection at the office of the Human Resources Department of the Michael Baker Corporation. No such transaction shall be recognized as valid or effective unless there shall have been compliance with the terms and conditions of such Plan and Agreement.”
     2.3 Custody. The Grantee hereby authorizes the Corporation or its agents to retain custody of the Common Stock awarded hereunder until such time as the restrictions on Disposition lapse. As soon as practicable after the date on which restrictions on Disposition of any shares lapse, the Corporation will cause such shares to be issued to or credited to a book-entry account in the Grantee’s name with the restrictive legend described in Section 2.2 hereof removed. As soon as practicable, if requested by the Corporation, the Grantee shall deliver a signed copy of this Agreement to the Corporation’s Human Resources Department. The Grantee understands that the transfer agent for the Common Stock will be instructed to effect transfers of the shares of Common Stock awarded hereunder only upon satisfaction of the conditions set forth herein and in the Plan.
SECTION 3: Vesting, Forfeiture, Termination of Employment and Disability
     3.1 Vesting Period and Forfeiture.
          (a) Vesting. Subject to Sections 3.2, 3.3 and 4.6 hereof, if the Grantee remains continuously employed by the Corporation through the close of business on the dates listed below, the restrictions on Disposition on the number of shares of restricted Common Stock set forth next to such particular date (as may be adjusted under Section 8 of the Plan) will lapse upon such date and the Grantee shall receive the shares of Common Stock free of such restrictions on Disposition:

Date	Number of Shares
One year anniversary of Date of Award

Two year anniversary of Date of Award

Three year anniversary of Date of Award

          (b) Forfeiture Upon Termination of Employment. Upon the effective date of a termination of the Grantee’s employment with the Corporation occurring prior to the lapse of restrictions on Disposition pursuant to this Section 3.1 or pursuant to Sections 3.2 or 3.3 hereof, all shares of Common Stock then subject to restrictions on Disposition shall immediately be forfeited and returned to the Corporation without consideration or further action being required of the Corporation. The effective date of the Grantee’s termination shall be the date upon which the Grantee ceases to perform services as an employee of the Corporation, without regard to accrued vacation, severance or other benefits or the characterization thereof on the payroll records of the Corporation.
     3.2 Specified Terminations of Employment.
          (a) Death, Retirement, Sale of Business. The restrictions on Disposition of the Common Stock set forth in Section 2.1 hereof shall lapse immediately upon termination of the Grantee’s employment with the Corporation if such termination is by reason of (i) the Grantee’s death, (ii) the Grantee’s retirement under any retirement plan of the Corporation then in effect, or

(iii) the Grantee’s termination of employment by the Corporation due to a sale of a business unit or subsidiary of the Corporation by which the Grantee is employed.
          (b) Change in Control. If the Grantee’s employment is terminated by the Corporation “without cause,” as defined in Section 3.5(d) of the Plan, within two years after a Change in Control occurring after the Grant Date, the restrictions on Disposition of the Common Stock set forth in Section 2.1 hereof shall lapse immediately upon termination of the Grantee’s employment with the Corporation.
     3.3 Disability. The restrictions on Disposition of the Common Stock set forth in Section 2.1 hereof shall lapse on the termination of Grantee’s employment due to the disability of the Grantee as covered by a long-term disability plan of the Corporation or an Affiliate then in effect.
SECTION 4: Miscellaneous
     4.1 No Right to Employment. Neither the award of Common Stock nor anything else contained in this Agreement or the Plan shall be deemed to limit or restrict the right of the Corporation to terminate the Grantee’s employment at any time, for any reason, with or without cause.
     4.2 Compliance with Laws. Notwithstanding any other provision of this Agreement, the Grantee hereby agrees to take any action, and consents to the taking of any action by the Corporation, with respect to the Common Stock awarded hereunder necessary to achieve compliance with applicable laws or regulations in effect from time to time. Any determination in this connection by the Committee shall be final, binding and conclusive. The Corporation shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the award of Common Stock under the Plan, the lapsing of restrictions thereon or the delivery of shares in book-entry form or otherwise therefore to comply with any law or regulation in effect from time to time.
     4.3 Plan Governs. This is the Award Agreement referred to in Section 2.3(b) of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. A copy of the Plan may be obtained from the Corporation’s Human Resources Department.
     4.4 Liability for Breach. The Grantee hereby indemnifies the Corporation and holds it harmless from and against any and all damages or liabilities incurred by the Corporation (including liabilities for attorneys’ fees and disbursements) arising out of any breach by the Grantee of this Agreement, including, without limitation, any attempted Disposition in violation of Section 2.1 hereof.
     4.5 Tax Withholding. The Grantee shall be advised by the Corporation as to the amount of any federal, state, local or foreign income or employment taxes required to be withheld on the compensation income resulting from the award of, or lapse of restrictions on, the Common Stock. The Grantee shall pay any taxes required to be withheld directly to the Corporation in cash upon request; provided, however, that where the restrictions on Disposition set forth in Section 2.1 hereof have lapsed the Grantee may satisfy such obligation in whole or in part by requesting the Corporation in writing to withhold from the Common Stock otherwise deliverable to the Grantee or by delivering to the Corporation shares of its Common Stock having a Fair Market Value, on the date the restrictions lapse equal to the amount of the aggregate minimum statutory withholding tax obligation to be so satisfied, in accordance with such rules as the Committee may prescribe. The Corporation’s obligation to issue or credit shares to the Grantee is contingent upon the Grantee’s satisfaction of an amount sufficient to satisfy any federal, state, local or other withholding tax requirements, notwithstanding the lapse of the restrictions thereon.
     4.6 Forfeiture and Repayment. If:
     (a) during the course of the Grantee’s employment with the Corporation, the Grantee engages in conduct or it is discovered that the Grantee engaged in conduct that is materially adverse to the interests of the Corporation, including failures to comply with the Corporation’s rules or regulations, fraud, or conduct contributing to any financial restatements or irregularities; or
     (b) during the course of the Grantee’s employment with the Corporation, the Grantee engages in or it is discovered that the Grantee engaged in competition with the Corporation or its Affiliates;
the Corporation may cancel all or any portion of this award with respect to the shares subject to restrictions on Disposition and/or require repayment of any shares (or the value thereof) or amounts which were acquired from the award. The Corporation shall have sole discretion to determine what constitutes such conduct. Notwithstanding the foregoing, the prohibition on competition provided in Section 4.6(b) shall not apply to any post-termination period of employment where the Grantee’s employment is terminated “without cause”, as defined in Section 3.5(d) of the Plan, within two years following the occurrence of a Change of Control.
     4.7 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, other than any choice of law provisions calling for the application of laws of another jurisdiction.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

MICHAEL BAKER CORPORATION
By:
Bradley L. Mallory
President and Chief Executive Officer

GRANTEE